                                                                    EXHIBIT 10.2

                                 April 30, 2002


Mr. William J. Podany
332 Iroquois Avenue
Green Bay, WI  54301

Dear Bill:

         This letter agreement is intended to reflect our agreement concerning your termination of employment with ShopKo Stores, Inc. (the "Company") and all related matters. This letter agreement will not be effective until you have signed this letter agreement and the Mutual Release in the form attached hereto as Exhibit A, and not rescinded the Mutual Release during the applicable rescission period.

         1. Termination. In accordance with Section 10(b) hereof, you resigned as President and Chief Executive Officer of the Company on April 8, 2002. Your employment with the Company will otherwise terminate on November 30, 2002 or such earlier date as you commence employment with another employer (the "Termination Date").

         2. Interim Employment. Until the Termination Date, you will continue to perform such duties as the Company's Chairman directs including, but not limited to, assisting in the transition of your work. During the period from April 8, 2002 until the Termination Date, your compensation will consist of (a) salary continuation of $62,500 per month, prorated for any partial month of employment, payable in accordance with the Company's regular payroll practices, and (b) continued participation in the Company's health and dental insurance plans to the same extent and on the same terms that you currently participate therein in accordance with your status as a full-time employee of the Company until the Termination Date. Except as provided above, all other benefits and perquisites will cease as of April 8, 2002. Further, you will not be entitled to any bonus or other incentive compensation for the Company's 2002 fiscal year. Pay for vacation days and other personal time-off days in the amount of 4 weeks and 2 days will be made after the rescission period referenced at the end of this letter agreement expires. There will be no further accrual of vacation or personal time-off days during your employment with the Company.

         3. Vesting and Exercise of Stock Options. Stock options for Company stock held by you will continue to be outstanding and to vest until the Termination Date in accordance with your status as an employee until the Termination Date. In accordance with their terms, the stock options will remain exercisable for three months after the Termination Date; at the expiration of this three-month period, the stock options will expire.

         4. Severance Benefits Upon Termination of Employment. The Company will pay and/or provide you with the following in connection with the termination of your employment with the Company, however none of the payments or benefits provided for in this letter agreement will commence until you have signed the Mutual Release attached hereto as Exhibit A, and the rescission period for the Mutual Release has expired.

                  (a) The Company will continue your monthly salary of $62, 500 from the Termination Date until April 8, 2004, prorated for any partial month (the "Severance Period"). These amounts will be paid without mitigation or reduction for any compensation earned by you from any other employment or self-employment.

                  (b) If you elect continuation of health and dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") in a timely manner for the period beginning with the Termination Date, the Company will contribute a monthly dollar amount toward payment for such COBRA coverage in the same dollar amount as for active employees participating in the same plan until April 8, 2004. You agree to enroll in any future employer's health and dental plans for which you are eligible. If you thereafter continue your COBRA coverage, it will be secondary. The Company shall provide all necessary COBRA continuation forms to you upon execution of this Agreement. Your eligibility for COBRA coverage will commence on the Termination Date and expire in accordance with the provisions of COBRA.

None of the payments under this Section 4 shall be included as compensation for purposes of any retirement, deferred compensation or welfare benefit plans or programs of the Company. During the time you are receiving these salary continuation payments, you agree you are not eligible for, and will not apply for, unemployment compensation benefits. The payments and severance benefits provided to you pursuant to this letter agreement are to be paid and provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of the Company.

         5. Nondisclosure.

                  (a) From the date of this letter agreement until April 8, 2004 (the "Restricted Period"), you shall not make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean your use or disclosure, without the consent of the Board of Directors of the Company, to any person, other than use or disclosure that may be legally required (provided the provisions of Section 5(c) hereof are complied with), of any confidential information obtained by you while in the employ of the Company, including, but not limited to, confidential information with respect to any of the Company's customers, suppliers, contractors, methods of operation, services, products, mechanisms, databases, processes, programs and access codes (the "Confidential Information"); provided, however, that Confidential Information shall not include any information which was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by you or (ii) any information compelled to be disclosed by applicable law or administrative regulation; provided that you, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is practicable. Nothing herein shall limit your confidentiality obligation as regards any information which is a trade secret as defined in Section 134.90 of the Wisconsin Statutes, or any successor thereto.

                  (b) All memoranda, notes, records, papers, financial models, mechanisms, programs, flow charts, work papers, source codes, computer codes, designs, software, data and other documents and all copies thereof relating to the operations or business of the Company, some of which may be prepared by you, and all objects associated therewith (such as samples) in any way obtained by you in connection with the performance of your duties hereunder shall be the exclusive property of the Company. You shall not copy or duplicate any of the aforementioned, not remove them from the Company's facilities, nor use any information concerning them. You will deliver the original and all copies of all of the aforementioned that may be in your possession to the Company on termination of your employment.

                  (c) If you are requested or become legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or are required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this letter agreement, you will provide the

         Company with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, you may furnish that portion (and only that portion) of the Confidential Information that you are legally compelled or are otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty.

         6. Nonsolicitation and Nondisparagement. In consideration for the Company entering into this letter agreement, during the Restricted Period:

                  (a) You will not, directly or indirectly, induce, solicit, entice or procure any person who is a management or exempt employee of the Company, or has been such a management or exempt employee within the one year period preceding such contact by you, to terminate his or her employment with the Company or to accept employment with any person, company, business entity, or other organization whatsoever.

                  (b) You, except as may be required by legal process, will refrain from making any written or oral statement, publicly or privately, which disparages the Company or its current or former directors or officers.

                  (c) The Company (by and through its executive officers and directors), except as may be required by law or by the rules of any stock exchange on which the Company's securities trade, will refrain from making any written or oral statement, publicly or privately, which disparages you.

         7. Noncompetition. In consideration for the Company entering into this letter agreement, during the Restricted Period, you will not, directly or indirectly, act as an officer, director, partner, principal, employee, agent, representative, advisor, consultant or independent contractor of, or in any way assist, whether or not for consideration, the following companies or any of their affiliates: Wal-Mart Stores, Inc., Target Corporation, Kmart Corporation, Rite Aid Corporation, Walgreen Co., Albertson's Inc. (which includes Osco Drug), Bi-Mart, Duckwall-ALCO Stores, Inc. You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during the Restricted Period would permit you to use unfairly your close identification with the Company and the supplier contacts you developed while employed by the Company and would involve the use or disclosure of Confidential Information pertaining to the Company.

         8. Enforcement and Survival of Covenants. You recognize that irreparable and incalculable injury will result to the Company, its businesses or properties in the event of his breach of any of the restrictions imposed by Sections 5, 6 and 7, above. In the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies and damages, to stop payment under Sections 2 and 4 hereof and to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity for whom you may be acting or who is acting for you or in concert with you. You specifically agree that Sections 5, 6 and 7 shall survive the termination or reduction in any payments to you under Sections 2 and 4 hereof.

         9. Notice to Prospective Employers and the Company. You agree to give written notice and a copy of this letter agreement to any future prospective employer prior to accepting any such employment if the position will commence prior to the expiration of the Restricted Period. You also agree to give written notice to the Company of your intention to accept a position with any future prospective employer if the position will commence prior to the expiration of the Restricted Period. The latter notice shall include the name and address of the prospective employer and the name of the person(s) to whom you will report.

         10. Other Agreements. In exchange for the benefits provided to you in Sections 2 and 4, above, you hereby agree as follows:

                  (a) You acknowledge that you and the Company have agreed on the form of press release announcing your termination of employment and the related communication plan.

                  (b) You resigned as an officer and director of the Company and any of the Company's Affiliates, as defined below, effective as of 5:00 p.m., Green Bay time, on April 8, 2002. For purposes of this Section, "Affiliate" shall mean any corporation, partnership, limited liability company or other business entity which, directly or indirectly through one or more intermediaries, is controlled by the Company. The term "control" means the power, directly or indirectly, to vote 50% or more of the securities which have ordinary voting power in the election of directors (or individuals filling any analogous positions). This letter confirms that resignation.

                  (c) You agree to execute a second Mutual Release in the form attached hereto as Exhibit A after the Termination Date. If you fail to sign the Mutual Release, or rescind it, the payments provided for in
         Section 4 hereof shall end.

         11. Agreement Regarding Litigation/Investigation. You agree to cooperate with and assist the Company (a) in defense of any litigation involving the Company, and (b) in connection with any inquiry or investigation of the Company or its business or affairs by any stock exchange, governmental or regulatory authority, or by the Company itself. You shall provide such cooperation and assistance regardless of whether such litigation, investigation or inquiry was initiated prior to or after the Termination Date. The Company agrees to reimburse you for all reasonable out-of-pocket expenses you incur in connection with the performance of your duties under this Section 11; provided, however, that the Company, except as otherwise provided in any agreement between you and the Company or its affiliates, or By-laws of the Company or its affiliates, providing for indemnification to you, will not be under any obligation and will not pay you any attorney's fees, wages, witness fees or other amounts for the services you provide pursuant to this Section 11. Nothing herein shall impose upon you any obligation respecting the substance of the testimony you provide in any legal proceeding, and the Company expects you to testify truthfully in any legal proceeding. This Section 11 will survive the termination of this letter and the reduction or termination of the payments to you pursuant to Sections 2 and 4 hereof. Failure to comply with the provisions of this Section 11 will result in termination of any remaining payments to you under Sections 2 and 4 hereof.

         12.Consents, Approvals and Authorizations. The Company warrants and represents to you that all consents, approvals and authorizations required for the Company to execute, deliver and perform this letter agreement and the Mutual Release (the "Agreements") have been obtained and are in full force and effect as of the date hereof, and the Agreements are valid, binding and enforceable obligations of the Company in accordance with their terms.

         13. Miscellaneous. Should you accept the terms of the Company's proposal, the following will apply:


                  (a) The Agreements constitute the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the termination thereof. If you accept this proposal, the Agreements supersede, as of the date of your consent, all prior agreements, understandings and practices, concerning such matters, including, but not limited to, the Change of Control Agreement between you and the Company, or any successor thereto, and any personnel documents, handbooks, or policies and any prior customs or practices of the Company; provided, however, that the Agreements shall not affect any indemnification agreement between you and the Company.

                  (b) The Agreements and their interpretation shall be governed and construed in accordance with the laws of Wisconsin without regard to their principles of conflicts of laws and shall be binding upon the parties hereto and their respective successors and assigns.

                  (c) The sections, subsections, paragraphs and subparagraphs of this letter agreement are severable, and in the event any such section, subsection, paragraph or subparagraph may be held to be invalid by such court, this letter agreement shall be interpreted as if any such invalid section, subsection, paragraph or subparagraph were not contained in this letter agreement.

         You may accept this letter agreement by signing it in the space provided below and the Mutual Release Agreement and returning one original of each to Corporate Secretary, ShopKo Stores, Inc., 700 Pilgrim Way, Green Bay, WI 54307. If you rescind the Mutual Release during the applicable rescission period, the payments pursuant to Sections 2 and 4 of this letter agreement and the vesting provided in Section 3 of this letter agreement shall cease.

                                             Very truly yours,

                                             SHOPKO STORES, INC.


                                             By: /s/ Jack W. Eugster
                                                 -------------------------------
                                                     Jack W. Eugster, Chairman

I agree with and accept the above-mentioned terms contained in this letter agreement and agree to be bound by them.

Dated as of this 30th day of April, 2002.


/s/ William J. Podany
-------------------------------------
William J. Podany